Exhibit 10.8

CONTRACT OF SALE

THIS CONTRACT OF SALE, (this “Contract”), is made and entered into as of this 23rd day of February, 2018 (the “Effective Date”), by and between IMDC ACQUISITIONS, L.L.C. an Illinois limited liability company (“Purchaser”), and Inland Ogden SC, L.L.C.., a Delaware limited liability company, (“Seller”) (collectively the “Parties”).

I.	SALE AND PURCHASE OF PROPERTY.

1.01    Agreement of Sale and Purchase. Seller hereby agrees to sell and convey unto Purchaser, and Purchaser hereby agrees to purchase from Seller, approximately eight and 12/100ths (8.12) acres of vacant land situated in the Kendall County, Montgomery, Illinois, to be known Parcel Identification Numbers 03-02-201-042, 03-02-201-049 and 03-02-400-017, said property being legally described in Exhibit A attached hereto and incorporated herein by this reference, together with all improvements thereon and all singular rights and appurtenances pertaining thereto, including, but not limited to, any right, title and interest of Seller, owned by Seller or Seller’s predecessors-in-interest as owner of the Property and in any way related to or used in connection with the Property, in and to adjacent streets, alleys, easements or rights-of-way, privileges, entitlements, benefits and agreements appurtenant thereto, strips and gores of land, sewer rights, water, water courses, water rights and powers, air and mineral rights and development rights, and assignable licenses, permits, approvals, dedications, subdivision maps or plats, land sale registrations, property reports, conditional use permits, special use permits, declarations of non-significance, environmental impact statements and entitlements issued and all estates, rights, titles, interests, privileges, liberties, servitudes, tenements, hereditaments and appurtenances of any nature whatsoever, in any way now or hereafter belonging, relating or pertaining to said real property, and all reversions and remainders (all of such real property rights and appurtenances being hereinafter referred to collectively as the “Property”).

1.02    Purchase Price. Seller shall sell, and Purchaser shall purchase, the Property for Seven Hundred Fifteen Thousand Four Hundred Ten and No/100 Dollars ($715,410.00) (the “Purchase Price”).

1.03    Earnest Money. Purchaser shall, within five (5) business days after the Effective Date, deposit with Chicago Title Insurance Company,10 South LaSalle Street, Suite 3100, Chicago, Illinois 60603 (the “Title Company”), Division II, Attn: Ms. Nancy Castro (“Escrow Agent”), pursuant to the terms of a joint order escrow between Seller, Purchaser and the Title Company, the sum of Twenty Thousand Dollars ($20,000.00) (said amount plus all interest thereon shall hereinafter be referred to as the “Earnest Money”). The Deposit will be held by the Escrow Agent for the mutual benefit of the parties pursuant to the Title Company’s standard form of joint escrow agreement modified in form and substance reasonably acceptable to Seller and Purchaser including a provision to the effect that the Earnest Money shall be returned to Purchaser at its sole direction if Purchaser terminates this Contract on or before the expiration of the Feasibility Period (hereinafter defined). If this Contract is terminated prior to the Closing (as hereinafter defined), the Earnest Money shall be delivered to Seller or returned to Purchaser by the Title Company in accordance with the provisions of this Contract. At the Closing the Earnest Money shall be applied towards the purchase price of the Property or returned to Purchaser by the Title Company, as elsewhere provided herein. If Purchaser fails to deposit the Earnest Money as required herein and such failure continues for a period of three (3) days after written notice from Seller, then Seller may terminate this Contract by written notice to Purchaser at any time prior to the deposit of the Earnest Money. The net amount payable by Purchaser at Closing (as hereinafter defined), which shall be disbursed to Seller on the Closing Date (as hereinafter defined), shall be the Purchase Price, plus or minus (a) any prorations or other adjustments calculated pursuant to this Contract, less (b) the Earnest Money.

II.	SURVEY, TITLE COMMITMENT AND FEASIBILITY PERIOD.

2.01    Survey. Within fifteen (15) days after the Effective Date, Seller shall, deliver or cause to be delivered to Purchaser (a) a copy of Seller’s existing ALTA-ACSM Land Title Survey of the Property (“Survey”). Purchaser may order an update to the Survey at Purchaser’s sole cost and expense.

2.02    Title Commitment. Within fifteen (15) days after the Effective Date and at least fifteen (15) days prior to Closing, Seller will furnish to Purchaser a title commitment (the “Title Commitment”) covering the Property with insurance in an amount equal to the total Purchase Price, issued by the Title Company together with copies of all instruments (the “Title Instruments”) reflected as exceptions therein. The Title Commitment will show Seller to be owner of good and indefeasible fee simple title. Purchaser shall have fifteen (15) days (the “Review Period”) after receipt of the Survey, Title Commitment, and Title Instruments in which to examine same and either accept title and survey matters as it then is (“No Objections Acceptance”) or to notify Seller in writing of any objections to same. In the event of notification to Seller of objections by Purchaser, Seller may, but shall have no obligation to, undertake to eliminate or modify such objectionable items to the reasonable satisfaction of Purchaser within fifteen (15) days (the “Cure Period”) after receipt of such notice of objections. If Purchaser’s objections cannot be so cured to Purchaser’s reasonable satisfaction on or before the expiration of the Cure Period, Purchaser, at its sole and exclusive option, may elect to accept title and survey matters as it then is (“Purchaser’s Title and Survey Approval”) and waive all objections to any other unpermitted exceptions by serving written notice to Seller within fifteen (15) days following the expiration of the Seller’s Cure. Failure to provide Seller with written notice of Purchaser’s Title and Survey Approval within said fifteen (15) day period shall be deemed Purchaser’s election to terminate this Contract. Notwithstanding anything contained herein to the contrary, Seller shall be obligated (at its sole cost) to cause to be released and reconveyed from the Property and to remove as exceptions to title prior to the Closing, (collectively, the “Mandatory Cure Items”) (i) all any security instrument securing an indebtedness of Seller encumbering the Property or any portion thereof; (ii) all monetary liens, including without limitation, tax liens, judgment liens, and mechanic’s liens, arising by, through or under Seller. If this Contract is terminated in accordance with the terms of this Section 2.02, the Earnest Money shall be promptly returned to Purchaser upon Purchaser’s written request to the Escrow Agent and neither party shall thereafter have any further duties, rights or obligations hereunder; except as to those obligations hereunder that expressly survive a termination of this Contract. Any exceptions accepted by Purchaser or not timely objected to as aforesaid shall be hereafter collectively referred to as “Permitted Encumbrances”. Title to the Property shall be delivered at the Closing free and clear of all matters except the Permitted Encumbrances.

2.03    Feasibility Period. For a period of three (3) days after the Effective Date (together with any permitted extensions, the “Feasibility Period”) Purchaser and its duly authorized agents, affiliates, employees, consultants, engineers, surveyors, appraisers and other representatives shall have the right of investigation and inspection of the Property to determine, in Purchaser’s sole and absolute discretion, whether or not the Property is acceptable to Purchaser.

(a)    Engineering, Feasibility Study and Indemnity Agreement.

(i)    During the Feasibility Period, Purchaser, at its expense, may conduct engineering, environmental and feasibility studies of the Property (including, without limitation, utilities, drainage, geotechnical, soils, environmental, architectural, historical, marketing, engineering, and financial investigations tests, and studies) to determine whether or not the Property is suitable to Purchaser in Purchaser’s sole and absolute discretion. Purchaser and Purchaser’s employees and agents shall have the right of access to the Property from and after the Effective Date of this Contract and prior to Closing for the purpose of conducting such investigations and inspections, and Purchaser shall have the right to conduct tests of the soils and obtain core samples, all at Purchaser’s sole cost. Purchaser agrees to give Seller reasonable advance written notice of such examinations or surveys and to conduct such examinations or surveys during normal business hours to the extent practicable. Purchaser agrees to conduct all examinations and surveys of the Property in accordance with all applicable laws and in a manner that will not interfere with the operations of Seller and agrees to repair or restore the Property to its condition prior to any such examinations or surveys immediately after conducting the same. Purchaser shall provide a copy of any written inspection, test, report or summary to Seller promptly upon Purchaser’s receipt thereof.

(ii)    Purchaser shall save, indemnify, defend and hold Seller harmless from liability resulting from the acts of Purchaser and its representatives, agents and contractors arising from such inspections, audit and evaluation; provided, however, Purchaser’s indemnity hereunder shall not include (a) any liability resulting from the willful misconduct or gross negligence of Seller, and (b) any pre-existing liabilities for matters merely discovered by Purchaser (i.e. latent environmental contamination), except to the extent such pre-existing condition is directly and materially exacerbated by Purchaser in connection with such inspections. If requested by Seller, Purchaser shall provide Seller with evidence of reasonably satisfactory general liability (not to exceed limits of $1,000,000.00 per occurrence and $2,000,000.00 aggregate), property damage (not to exceed a limit of $100,000.00) and workmen’s compensation (not to exceed a limit of $1,000,000.00) insurance insuring Seller and its successors and assigns in connection therewith.

(b)     Seller Materials. Within five (5) business days after Effective Date, Seller will provide Purchaser with access to or copies of any material agreements, tests, assessments, documentation, evidence and all other information relating to the ownership, zoning, value, income, environmental condition, operations, leasing, construction, maintenance and/or repair of the Property, to the extent in Seller’s possession or control (all the foregoing material described herein are collectively referred to as “Seller Materials”) and shall reasonably cooperate with Purchaser’s reasonable request for additional documents and information related to the Property for its review, provided such cooperation is at no cost or expense to Seller (unless Purchaser agrees to reimburse Sellers with respect to same). The Seller Materials, if any, shall be delivered or made available to Purchaser for informational purposes only, and except as and if expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered or given by Seller or its brokers or agents to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that, except as expressly stated herein, all materials, data and information delivered or given by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Neither Seller, nor any affiliate of Seller, nor the person or entity which prepared any report or reports delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such reports. Notwithstanding the foregoing, it is understood and agreed that Seller will not knowingly provide inaccurate, false or incomplete information to the Purchaser.

(c)    Termination. Purchaser shall have the right to terminate this Contract for any reason or no reason at all. In the event that Purchaser elects to waive its right to terminate the Contract in accordance with the terms hereof, Purchaser shall providing written notice of such waiver (“Waiver Notice”) to Seller on or before 5:00 PM Central Time on the last day of the Feasibility Period and this Contract shall remain in full force and effect. Failure to provide a Waiver Notice on or before the expiration of the Feasibility Period shall be deemed Purchaser’s election to terminate this Contract and the Earnest Money will be returned to Purchaser promptly thereafter and the parties shall have no further obligation to each other, other than those duties and obligations of Purchaser that specifically survive a termination of this Contract as specified in Section 2.03(a)(ii) hereof; provided, however, that the Extension Deposit paid by Purchaser to Seller pursuant to Section 2.03, shall not be returned to Purchaser, but rather shall be disbursed to (or shall remain with) Seller, except to the extent that the Seller is in default under this Contract in which case the Earnest Money and any Extension Deposit, shall be promptly returned to Purchaser.

(d)	AS IS, WHERE IS.

(i)    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, OR IN THE DEED OR ANY OTHER INSTRUMENT DELIVERED BY SELLER AT CLOSING, SELLER HEREBY DISCLAIMS ALL WARRANTIES OF ANY KIND OR NATURE WHATSOEVER (INCLUDING WARRANTIES OF HABITABILITY, MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE), WHETHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES WITH RESPECT TO THE PROPERTY, THE ZONING OF THE LAND, THE SOIL CONDITIONS OF THE LAND, OR THE SUITABILITY OF THE PROPERTY FOR PURCHASER’S INTENDED USE THEREOF. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS BEEN PERMITTED AN OPPORTUNITY TO CONDUCT A DILIGENT INVESTIGATION OF THE PROPERTY WITH REGARD TO ITS CONDITION, PERMITTED USE, AND SUITABILITY FOR PURCHASER’S INTENDED USE THEREOF, AS WELL AS ALL OTHER FACTORS DEEMED MATERIAL TO PURCHASER AND HAS BEEN AFFORDED AN OPPORTUNITY TO EMPLOY SUCH INDEPENDENT PROFESSIONALS IN CONNECTION THEREWITH AS DEEMED NECESSARY BY PURCHASER.

PURCHASER FURTHER ACKNOWLEDGES THAT SHOULD THIS AGREEMENT PROCEED TO CLOSING, PURCHASER WILL PURCHASE THE PROPERTY “AS IS” AND IN ITS CONDITION AS OF THE DATE OF CLOSING, AND THAT PURCHASER IS NOT RELYING UPON ANY REPRESENTATION OF ANY KIND OR NATURE MADE BY SELLER, OR ANY OF ITS EMPLOYEES, OR AGENTS WITH RESPECT TO THE PROPERTY, AND THAT, IN FACT, NO SUCH REPRESENTATIONS WERE MADE, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN.

(ii)    WITHOUT IN ANY WAY LIMITING THE TERMS OF THE PRECEDING PARAGRAPH, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO WARRANTY WITH RESPECT TO THE PRESENCE ON OR BENEATH THE PROPERTY OF HAZARDOUS SUBSTANCES OR MATERIALS WHICH ARE CATEGORIZED AS HAZARDOUS OR TOXIC UNDER ANY LOCAL, STATE OR FEDERAL LAW, STATUTE, ORDINANCE, RULE OR REGULATION PERTAINING TO ENVIRONMENTAL OR SUBSTANCE REGULATION, CONTAMINATION, CLEANUP OR DISCLOSURE, AND SHALL HAVE NO LIABILITY TO PURCHASER EXCEPT TO THE EXTENT SELLER IS DETERMINED TO BE A RESPONSIBLE PARTY FOR ANY ENVIRONMENTAL CONDITION AT THE PROPERTY. PURCHASER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY FOR INSPECTION AND INVESTIGATION OF THE PROPERTY TO MAKE ITS OWN DETERMINATION WITH RESPECT TO THE PRESENCE ON OR BENEATH THE PROPERTY OF SUCH HAZARDOUS SUBSTANCES OR MATERIALS.

III.	PROVISIONS WITH RESPECT TO CLOSING.

3.01    Closing. The completion of the closing of the purchase and sale of Property (the “Closing”) shall take place on the date of March 5, 2018 which is eight (8) business days after expiration of the Feasibility Period, or at such earlier or later date as Purchaser and Seller agree in writing (the “Closing Date”). The Closing shall occur through an escrow administered by the Escrow Agent.

3.02    Seller’s Obligations At Closing. At Closing, Seller shall do the following:

(a)    Execute and deliver to Purchaser a Special Warranty Deed (“Deed”) in form acceptable to Purchaser, duly executed and acknowledged, conveying to Purchaser good and indefeasible fee simple title to all of the Property, free and clear of all liens, claims, and encumbrances except the Permitted Encumbrances;

(b)    Deliver and assign to Purchaser all of the existing plans, marketing materials, engineering plans and studies and landscape plans for the Property in Seller’s possession or control;

(c)    Deliver free and clear possession of the Property to Purchaser;

(d)    Provide completed and executed all required transfer tax or similar declarations required with respect to the Property (“Transfer Tax Declarations”);

(e)    Cause to be secured from the holder of any note or lien on said Property, a properly-executed and recordable release or partial release of lien for execution and delivery simultaneously with the Deed to Purchaser, or as soon thereafter as is reasonably possible;

(f)    Provide to Purchaser a certification that all of Seller’s representations, warranties and covenants remain accurate and complete and a FIRPTA Affidavit;

(g)    Cause the Title Company to issue and advise Purchaser that it has issued a proforma title policy, with extended coverage (the “Title Policy”) in the amount of the Purchase Price for the Property (with the final policy issued within a reasonable time after recording the Deed to Purchaser) insuring fee simple, good and indefeasible title to the Property, containing no exceptions other than the Permitted Encumbrances; and

(h)    Execute and deliver to the Closing Agent, in the form required by the Closing Agent, together with any other ALTA statements, GAP undertakings or indemnities, a duly executed owner’s affidavit for the Property or similar documents required by Closing Agent.

3.03    Purchaser’s Obligations At Closing. At the Closing, Purchaser shall (i) pay to Seller the Purchase Price in cash for the Property, (ii) provide to the Title Company a completed ALTA statement, Gap Undertaking, and such other documents required by the Title Company as a part of a New York style closing, (iii) execute as required any Transfer Tax Declarations (iv) execute the disbursing statement prepared by the Title Company.

3.04    Closing Costs.

(a)	Seller shall pay the following costs and expenses in connection with the Closing:

(i)	Seller’s portion of the prorated taxes and fees and any assessments (as provided below);

(ii)	Seller’s own attorney’s fees;

(iii)	The cost of preparing the Deed;

(iv)	The cost of Title Commitment;

(v)	One-half of the cost of any Title Company closing escrow fee (including the New York style fee);

(vi)	The premium for the owner’s Title Policy (excluding the cost of endorsements other than extended coverage) and any special premium attributable to the obtainment of affirmative insurance;

(vii)	any and all documentary stamp, transfer or other similar taxes due upon the transfer of the Property or required to be paid in order to record the Deed, but excluding recording costs; and

(viii)	Such other incidental costs and fees customarily paid by sellers in land transactions of this nature in the county where the Property is situated.

(b)	Purchaser shall pay the following costs and expenses in connection with each Closing:

(i)	Purchaser’s own attorney’s fees;

(ii)	Purchaser’s portion of the prorated taxes and fees (as provided below);

(iii)	The cost of recording the Deed and any encumbrances created by Purchaser placed on the Property at the Closing and the costs of any update to the Survey ;

(iv)	One-half the cost of any Title Company Closing escrow fee (including one-half of the New York style fee), the complete escrow fee for any mortgage loan policy and/or closing costs and escrow fees, and the complete cost of any lender title insurance policies and all title policy endorsements (whether for owner’s or lender’s policies), other than extended coverage; and

(v)	Such other incidental costs and fees customarily paid by purchasers in land transactions of this nature in the county where the Property is situated.

3.05    Proration of Taxes. Seller shall pay all ad valorem taxes for the Property that are due and payable prior the Closing Date, and the parties shall prorate ad valorem taxes as of the Closing Date based on the most recently ascertainable tax information. Special service area taxes, if any, shall be prorated as of the Closing Date based on the most recently ascertainable tax information so that Seller shall be responsible for any special service area taxes attributable to the period before the Closing Date and Purchaser shall be responsible for any special service area taxes attributable to the period from and after the Closing Date. Seller will not agree to or request any special service area tax or assessment against the Property.

3.06    Other Customary Proration. Other items which are customarily prorated in a purchase and sale of the type contemplated hereunder shall be prorated as of the Closing Date, with Purchaser being treated as the owner of the Property on the Closing Date.

IV.	REMEDIES.

4.01    Seller’s Remedies. In the event that Seller shall fulfill all of Seller’s obligations pursuant to this Contract through the date of Purchaser’s default and, should

Purchaser breach any term of this Contract and such default continues following the giving of notice thereof by Seller and expiration of a ten-day opportunity to cure such default, Seller shall be entitled, as Seller’s sole and exclusive remedy for any default to: (i) waive the contractual obligations of Purchaser in writing and ; or (ii) extend the time for performance by such period of time as may be mutually agreed upon in writing by the Parties hereto; or (iii) terminate this Contract and retain or receive the Earnest Money then on deposit as liquidated damages for such default and not as a penalty, in which event the Parties shall be released herefrom and have no further rights, obligations, or responsibilities hereunder, except the continuing indemnity and hold harmless obligations of Purchaser pursuant to Section 2.03(a)(ii) of this Contract. Purchaser agrees that the damages incurred by Seller in the event Purchaser defaults under this Contract and fails to complete the purchase of the Property would be difficult to ascertain and Purchaser agrees that forfeiture of the Earnest Money to Seller is a reasonable remedy. Seller’s extension of the time for Purchaser’s performance pursuant to clause (ii) above shall not constitute an election of remedies and shall not prohibit Seller’s exercise of Seller’s other remedies set forth above in the event Purchaser fails to cure such breach prior to the expiration of such extension period. Notwithstanding the above provisions of this Section 4.01, the indemnity and hold harmless obligations of Purchaser described in Section 2.03(a)(ii) of this Contract shall be specifically enforceable by Seller at any time and shall survive any termination of this Contract for a period of six (6) months after such termination. Seller shall be entitled to pursue all of its legal and equitable remedies to specifically enforce the indemnity and hold harmless obligations of Purchaser described in Section 2.03(a)(ii) of this Contract and shall be entitled to recover all costs and expenses of such enforcement proceedings, including, without limitation, all reasonable attorney’s fees and expenses. In no event shall Purchaser be liable for any speculative, consequential or punitive damages. Seller’s extension of time for Purchaser’s performance, as provided for herein, shall not constitute an election of remedies and shall not prohibit Seller’s exercise of Seller’s other remedies set forth above in the event Purchaser fails to cure such breach within the express cure period.

4.02    Purchaser’s Remedies. If Seller defaults or fails to consummate the sale of the Property pursuant to this Contract for any reason other than default of Purchaser, and such default continues following the giving of notice thereof by Purchaser and expiration of a ten-day opportunity to cure such default, Purchaser’s sole and exclusive remedy shall be either (i) to receive a refund of the Deposit by the Escrow Agent incurred in connection with its inspection of the Property and negotiation of this Contract, or (ii) the remedy of specific performance, which refund and reimbursement, when received by Purchaser, shall operate to terminate this Contract, whereupon neither party hereto shall have any further rights or obligations hereunder except as may expressly survive the termination of this Contract.

V.	COMMISSION.

Seller and Purchaser each hereby warrant and represent to the other that no brokers, agents, finders’ fees or commissions, or other similar fees, are due or arising in connection with the entering into of this Contract, the sale and purchase of the Property, or the consummation of transactions contemplated herein; and Seller and Purchaser each hereby agree to indemnify and hold the other harmless from and against all liability, loss, cost, damage, or expense (including but not limited to attorneys’ fees and costs of litigation) which the other party shall suffer or incur because of any claim by a broker, agent, or finder claiming by, through, or under such indemnifying party, whether or not such claim is meritorious, for any compensation with respect to the entering into of this Contract, the sale and purchase of the Property, or the consummation of the transactions contemplated herein.

VI.	NOTICE AND RIGHT TO CURE.

Each party shall be entitled to written notice of any default and shall have: (i) five (5) days from receipt of such notice to cure a failure to close the purchase of the Property or provide the insurance requirements specified in Section 2.03(a)(ii) (with Purchaser’s and its agent’s, representative’s, contractor’s and subcontractor’s right to enter the Property suspended during the period that insurance is not in effect) and (ii) each party shall have thirty (30) days from receipt of such notice to cure such other defaults, prior to the exercise of any remedy provided herein. Seller and Purchaser each agree to reasonably cooperate with the other Party in any and all attempts by Seller or Purchaser, as applicable, to cure any default within the default cure period.

VII.	INTENTIONALLY DELETED.

VIII.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER.

(a)    Seller hereby makes the following representations and warranties and covenants to Purchaser as of the Effective Date as to itself and as to the Property, which representations and warranties shall be made again as of Closing. No representation or warranty made by Seller contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not misleading:

8.01    There are no parties in possession of any portion of the Property as lessees, tenants at sufferance, or trespassers;

8.02    To Seller’s Knowledge, there is no pending condemnation or similar proceeding affecting the Property, or any part thereof, nor, to Seller’s Knowledge, is any such proceeding contemplated by any Governmental Agency. As used herein, the term “Governmental Agency or Agencies” shall mean the United States, the state, county and village or city (if any) in which the Property is located or otherwise having jurisdiction over Seller or Seller’s development of the Property; any municipal utility district, water control and improvement district, or similar taxing authority in which the Property is located or otherwise having jurisdiction over Seller or Seller’s development of the Property; and any agency, department, commission, board, or bureau of instrumentality of any of foregoing;

8.03    With the exception of liabilities or debts referenced on the Title Commitment, to Seller’s Knowledge, there are no unpaid charges, debts, liabilities, claims, or obligations arising from the ownership, use, or operation of the Property;

8.04    Intentionally Deleted;

8.05    Seller agrees, at Seller’s expense, to keep the Property in good condition and repair, ordinary wear and tear excepted;

8.06    Seller is not a “foreign person”, as defined in recent amendments to the Internal Revenue Code and, at Closing the, agrees to provide to Title Company, if applicable, an affidavit to that effect;

8.07    Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Property or any portion thereof, or any other proceedings arising out of injury or damage to the Property or any portion thereof, Seller will notify Purchaser of the pendency of such proceedings;

8.08    To Seller’s Knowledge, Seller has received no written notice of any violation, condition, or any action which with the passing of time or giving of notice would be deemed a violation of any and all applicable laws, ordinances, regulations, statutes, codes, rules, orders, decrees, determinations, covenants, and restrictions relating to the Property and every part thereof including, but not limited to, environmental laws, including those promulgated or imposed by any Governmental Agency or any board of fire underwriters (or any other body authorized to exercise any similar function);

8.09    To Seller’s Knowledge, Seller has received no written notice of any claims, causes of action, or litigation or proceeding with respect to the ownership, occupancy or operation of the Property or any part thereof (including disputes with mortgagees, governmental authorities, utility companies, homeowner associations, contractors or adjoining land owners);

8.10    To Seller’s knowledge, Seller has not received any notice that the Property is or will be subjected to any special assessments;

8.11    Seller is not in receivership or dissolution, has not made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature, has not been adjudicated bankrupt or insolvent or filed a petition in voluntary bankruptcy or a petition for reorganization under the Bankruptcy Code;

8.12    Seller has not received written notice: (a) from any adjoining property owner alleging boundary disputes with such adjoining landowners respecting the Premises; (b) a dispute relating to impairments of access to and from the Premises; or (c) a default by Seller under any record agreement;

8.13    Seller has the full right and authority to enter into this Contract and to transfer all of the Property and to consummate or cause to be consummated the transactions contemplated by this Contract. The person or persons signing this Contract on behalf of Seller is authorized to do so.

8.15    Seller agrees that it will not take any intentional action to cause any of the representations contained in this Article VIII to become untrue or inaccurate in any material respect from and after the Effective Date of this Contract. In the event that Purchaser discovers that Seller has taken an intentional action that has resulted in any of such representations or warranties becoming inaccurate in any material respect, Purchaser shall notify Seller thereof in writing and Seller shall have ten (10) business days after receipt of such notice (and the Closing will be extended if necessary to allow for the running of such ten (10) business day period) to correct such material inaccuracy and notify Purchaser of such correction. If Seller does not correct such inaccuracy, then Purchaser shall be entitled to pursue its remedies specified in Section 4.02 hereof for an intentional misrepresentation and breach of this Contract.

8.16    Seller shall not cause or expressly permit any documents to be recorded affecting title to the Property and shall not modify, amend or terminate any existing documents of record without Purchaser’s express written consent;

8.17    Seller shall promptly furnish Purchaser copies of all written notices received by Seller: (i) from a Governmental Agency alleging a violation by Seller or the Property of federal, state or municipal laws, ordinances, regulations, orders, or requirements of departments of housing, buildings, fire, labor, health, or other federal, state or municipal departments or other governmental authorities having jurisdiction against or materially affecting the Property or the use or operation thereof; or (ii) from a third party to any record documents alleging a Seller default under such record document;

8.18    Seller shall refrain from actively market the Property for sale and shall not accept or actively negotiate any letter of intent or purchase agreement with respect to the Property (other than this Contract);

8.19    Intentionally omitted;

8.20    Seller shall not enter into any contract which will not be fully performed prior to Closing with respect to the Property that will survive the Closing and be binding upon Purchaser or the Property, or which would otherwise affect the use, operation or enjoyment of the Property after Closing, without Purchaser’s prior written consent.

Seller shall not enter into

8.21    Patriot Act Compliance. To Seller’s knowledge, neither Seller nor the owner of any controlling interest in Seller:

(a)	is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to the Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to the Order and any other applicable rules, regulations, legislation or orders (such lists are collectively referred to as the “Lists”); or

(b)	will transfer or permit the transfer of any controlling interest in Seller to any person or entity who is, or any of whose beneficial owners are, listed on the Lists.

(b)    With respect to any material inaccuracy in the above representations and warranties that is not the result of an intentional act of Seller, Seller shall notify Purchaser promptly if Seller becomes aware of any transaction or occurrence prior to the Closing that would make any of the representations or warranties of Seller inaccurate in any material respect. If as part of the foregoing notification, Seller agrees to take the necessary action to eliminate the material inaccuracy in any such representation or warranty on or before the date of the Closing and if Seller does so eliminate or remove such material inaccuracy, the terms and provisions of this Contract shall remain in full force and effect and Purchaser shall complete the Closing of the Property as specified herein. In the event that prior to a Closing, Purchaser discovers that any of such representations or warranties are not accurate in any material respect, Purchaser shall notify Seller thereof in writing and Seller shall have ten (10) business days after receipt of such notice (and the Closing will be extended if necessary to allow for the running of such ten (10) day period) to notify Purchaser whether it will cure such inaccuracy prior to the Closing. If either in a notice from Seller to Purchaser notifying Purchaser of a material inaccuracy in any representation or warranty or if Seller does not respond to Purchaser’s notice of a material inaccuracy or in a response, Seller does not agree to correct such inaccuracy, then Purchaser may elect to terminate this Contract and its obligations hereunder (except the indemnity and hold harmless obligations specified in Section 2.03(a)(ii) and Purchaser’s obligations in Article IX of this Contract) by notifying Seller in writing of such termination within ten (10) business days after either receiving any aforementioned notice from Seller or Seller’s failure to respond to Purchaser’s notice (and the Closing shall be extended as necessary to permit the running of such ten (10) business day period) as Purchaser’s sole and exclusive remedy for such material inaccuracy. Upon such termination, Purchaser shall receive a return of the Earnest Money deposit, including any Extension Deposit paid by Purchaser and Purchaser’s Costs. Purchaser shall not be entitled to pursue any action against Seller for an unintentional act by Seller that results in a material inaccuracy in any of the above representations or warranties or an inaccuracy in the above representations and warranties caused by a party or parties other than Seller or Seller’s agents, either of which is discovered by Purchaser prior to Closing and Purchaser’s sole remedy in such case shall be the right to terminate this Contract and receive a return of its Earnest Money deposit including any Extension Deposit paid by Seller to Purchaser and Purchaser’s Costs as specified above. If Purchaser does not elect to terminate this Contract as described above and proceeds to complete a Closing of the Property, then Purchaser shall have waived any claim against Seller for the inaccuracy of such representation or warranty and any exception to title resulting from the inaccuracy of such representation or warranty shall become a Permitted Encumbrance.

(c)    For purposes of this Article VIII “Knowledge” shall mean the actual current knowledge of Guadalupe Griffin, who, Seller represents, has the responsibility for the supervision of the day to day activities at the Property and the knowledge of the Property and the representations and warranties of Seller set forth in this Article VIII shall survive the Closing for a period of six (6) months thereafter.

IX.	REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing

9.01    Purchaser has the full right, power, and authority to purchase the Property from Seller as provided in this Contract and to carry out its obligations hereunder; and all required action necessary to authorize Purchaser to enter into this Contract and to carry out its obligations hereunder has been or will have been taken prior to the Closing Date;

9.02     There are no attachments, executions, or assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any other debtor-relief laws pending or threatened against Purchaser; and

9.03    Purchaser is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

X.	INTENTIONALLY DELETED.

XI.	NOTICE.

Any notice or communication required or permitted hereunder shall be deemed to be delivered, whether actually received or not, three (3) days after deposit in the United States mail, postage fully prepaid, registered or certified mail, addressed to the intended recipient at the address stated below, when received if delivered personally, upon receipt if delivered by facsimile, or electronic transmission and the day after deposit with an overnight delivery service if delivered by overnight delivery. Any address for notice may be changed by ten (10) days’ prior written notice so given. Delivery to “Copy to” is not required for effective service.

If to Seller:	Inland Ogden SC, L.L.C.
c/oInland Land Appreciation Fund II, L.P.
2901 Butterfield Road
Oak Brook, Illinois
Attn: Guadalupe Griffin
Telephone: 630-218-8000
Email: griffin@inland-investments.com

With Copy to:	The Inland Real Estate Group, LLC
2901 Butterfield Road
Oak Brook, IL 60523
Attn: David Neboyskey, Esq.
Telephone: 630-586-4760
Facsimile: 630-218-4900
Email: dneboyskey@inlandgroup.com

If to Purchaser:	IMDC Acquisitions, L.L.C.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attn: Anthony A. Casaccio
Telephone: 630-218-8000
Facsimile: 630-954-5665
Email: casaccio@inlandgroup.com

With Copy to:	Inland Real Estate Group, LLC.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attn: Kathleen H. McGuire, Esq.
Telephone: 630-218-8000
Facsimile: 630-218-4900
Email: kmcguire@inlandgroup.com

Notices given by a Party’s attorney shall be deemed notice from such Party and notices provided to a Party’s attorney shall be deemed notices provided to such Party.

XII.	ENVIRONMENTAL.

Seller hereby represents and warrants to Purchaser that: (i) Seller has not used, generated, processed, stored, disposed of, released or discharged any Hazardous Substance (as hereinafter defined) on, under, or about the Property or transported it to or from the Property, provided however, that Purchaser acknowledges that for many years prior to Seller’s purchase of the Property, it was used as farm land and the farmers applied pesticides, herbicides and fertilizers to the Property and Seller makes no representation or warranty as to the presence of such products on or within the Property; and (ii) to Seller’s actual knowledge, no use by Seller, has occurred which violates or has been alleged by any party to violate any applicable Environmental Law (as hereinafter defined), and the Property is not on any “Superfund” list under any applicable Environmental Law, nor is it subject to any lien related to any environmental matter. As used in this Contract, “Hazardous Substance” shall mean and include all hazardous or toxic substances, wastes or materials, any pollutants or contaminates (including, without limitation, asbestos and raw materials which include hazardous constituents, radon and urea formaldehyde), and any other similar substances or materials which are included or regulated by any local, state, or Federal law, rule, or regulation pertaining to environmental regulation, contamination, clean-up or disclosure, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, as amended (collectively, “Environmental Laws”). Prior to Closing, Purchaser shall be entitled to perform environmental testing on the Property and in the event that Purchaser discovers any Hazardous Substances on the Property, it shall notify Seller and unless Seller agrees in writing within five (5) business days after receipt of such notification from Purchaser (with the Closing postponed if necessary to allow the running of the full five (5) day period) to remediate the Hazardous Substances in accordance with applicable laws, then Purchaser may elect to terminate this Contract and waive all claims against Seller by notifying Seller of such election within five (5) days after expiration of the aforementioned five (5) day period otherwise Buyer shall be deemed to have elected to proceed with the purchase of the Property in its “AS IS” “Where IS” condition . If Buyer elects to terminate this Contract, then Seller shall be entitled to dispose of Property in any manner and to any party that it so chooses free of any interests or rights of Buyer under this Contract. Except for an intentional misrepresentation by Seller as to the environmental condition of the Property, once Purchaser has purchased the Property, Purchaser shall not have any claim or cause of action against Seller in the event that it is later determined that Hazardous Substances existed on any of the Property prior to Closing. If Seller does breach this Contract by intentionally misrepresenting the environment condition of a Lot, Purchaser shall have the rights described in Section 4.02 of this Contract.

XIII	CONDEMNATION

In the event that prior to a Closing, all or any portion of the Property or any rights or easements therein shall be taken by condemnation or rights of eminent domain or like process, or shall be threatened therewith, and the same, in Purchaser’s reasonable opinion, would have a materially adverse impact upon Purchaser’s proposed development of the Property, Purchaser shall, within fifteen (15) days after having received notice thereof from Seller (which notice Seller agrees to provide to Purchaser after receipt by Seller of any notice of condemnation, eminent domain or like process), elect in a writing delivered to Seller to either: (a) continue this Contract in full force and effect, notwithstanding such taking or threatened taking, in which case Purchaser shall be required to continue the purchase of the Property for the Purchase Price and, at the Closing, Seller shall assign to Purchaser all of Seller’s right, title and interest in and to any condemnation awards attributable to the applicable Property; or (b) terminate this Contract and obtain a full refund of the Earnest Money deposit. Failure of Purchaser to make a written election as aforesaid shall constitute an election of alternative (b) above.

XIV.	MISCELLANEOUS PROVISIONS.

14.01    Any covenant or agreement herein which contemplates performance after the time of Closing of the sale of the Property shall not be deemed to be merged into or waived by the closing documents, but shall expressly survive the Closing and be binding upon the Parties obligated thereby.

14.02    The terms, provisions, warranties, representations, covenants, and agreements contained in this Contract shall apply to, be binding upon, and inure to the benefit of, the Parties hereto and their respective legal representatives, successors, and assigns.

14.03    Time is of the essence in the performance of this Contract. Should the date for the giving of any notice, the performance of any act, or the beginning or end of any period provided for herein fall on a Saturday, Sunday or other legal holiday, such date shall be extended to the next succeeding business day which is not a Saturday, Sunday or legal holiday.

14.04    The Parties will each reasonably cooperate with each other, their employees, and agents to facilitate the purchase of Property by Purchaser under the terms and conditions herein set forth.

14.05    This Contract shall be governed and interpreted under the laws of the State of Illinois.

14.06    The paragraph headings used in this Contract are for convenience purposes only, and shall not be used in the interpretation of this Contract.

14.07    All exhibits attached hereto are incorporated herein by reference and made a part of this Contract.

14.08    Failure of Purchaser or Seller to insist in any one or more instances upon the performance of any of the covenants, agreements, and/or conditions of this Contract, or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such covenant or condition.

14.09    Purchaser acquires no real property interest in the Property by the execution of this Contract. Purchaser’s rights vest upon Closing and the payment of the sums specified in Paragraph 1.

14.10    This Contract contains the entire agreement between the Parties relating to the Property, and neither party shall be bound by any verbal statement or agreement made heretofore. This Contract cannot be varied except by written agreement executed by Parties.

14.11    If any items, terms, or provisions contained in this instrument are in conflict with any applicable Federal, state, or local laws, this Contract shall be affected only as to its application to such items, terms, or provisions, and shall in all other respects remain in full force and effect.

14.12    All of the representations, warranties, covenants, and agreements made by Seller and by Purchaser shall survive the Closing, but only for the survival periods expressly set forth herein, and shall not be merged therein for the benefit of Purchaser and Seller and their respective legal representatives, successors, and assigns.

14.13    In the event Seller or Purchaser breaches any of the terms, provisions, warranties, representations, covenants, or agreements contained in this Contract and Seller and Purchaser become involved in litigation with regard to breach hereof, the prevailing party shall be entitled to be paid its reasonable attorneys’ fees.

14.14    Nothing contained herein is intended to create, nor shall it ever be construed to make, Seller and Purchaser partners or joint venturers.

14.15    Except as otherwise set forth herein, any consent requested or required by one party under the terms of the Contract shall not be unreasonably withheld or delayed by the other party hereto.

14.16    The provisions of this Contract are severable, and if any provision or part hereof or the application thereof to any person or circumstances shall ever be held by any court of competent jurisdiction to be invalid or unconstitutional for any reason, the remainder of this Contract and the application of such provisions or part hereof to other persons or circumstances shall not be affected thereby.

14.17    This Contract is for the sole and exclusive benefit of the Purchaser and Seller, and their successors and assigns, any no third party is intended to or shall have any rights of any kind or nature hereunder.

14.18    Purchaser shall have the right to sell, assign, or transfer this Contract without the approval of Seller; but the original Purchaser shall remain liable for performance of all of the duties and obligations of the Purchaser hereunder.

14.19    In the event either party commences legal action to enforce its rights pursuant to the terms of this Contract, the prevailing party in said legal action shall be entitled to recover its reasonable attorneys’ fees related to said legal action. If the legal action is settled prior to a judgment being rendered, for the purpose of this Contract there shall have been no prevailing party in such instance.

14.20    This Contract may be executed in duplicate counterparts by Seller and Purchaser, the legal effect of which shall be the same as if both parties had signed the same instrument. Furthermore, facsimile or scanned/emailed signatures shall be legal and binding for all purposes.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Contract in counterparts, each of which shall be deemed to be an original, as of the date first above written.

SELLER:

Inland Ogden SC, L.L.C., a Delaware limited liability company

By: Inland Land Appreciation Fund II, L.P., a Delaware limited partnership, its sole member

By:	Inland Real Estate Investment Corporation, a Delaware corporation, its general partner

By:	Guadalupe Griffin
Name:	Guadalupe Griffin
Its:	Senior Vice President

PURCHASER:

IMDC Acquisitions, L.L.C., an Illinois limited liability company

By:	Robert Fontaine
Name:	Robert Fontaine
Its:	Secretary

EXHIBIT “A”

LEGAL DESCRIPTION

THAT PART OF LOT 3 IN THE RESUBDIVISION OF LOT 5 IN OGDEN HILL SUBDIVISION, SAID RESUBDIVISION BEING A SUBDIVISION OF PART OF SECTION 2, TOWNSHIP 37 NORTH, RANGE 8 EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT THEREOF RECORDED JUNE 15, 2007 AS DOCUMENT NUMBER 200700018736, MORE PARTICULARLY DESCRIBED AS FOLLOWS: COMMENCING AT THE SOUTHWESTERLY CORNER OF LOT 3, AT A POINT LYING ON THE NORTHERLY RIGHT-OF-WAY LINE OF U.S. ROUTE 34 PER A WARRANTY DEED RECORDED NOVEMBER 19, 2008 AS DOCUMENT 200800024843; THENCE NORTH 43 DEGREES 59 MINUTES 34 SECONDS WEST ALONG THE SOUTHWESTERLY LINE OF SAID LOT 3, A DISTANCE OF 361.25 FEET TO THE POINT OF BEGINNING; THENCE CONTINUING NORTH 43 DEGREES 59 MINUTES 34 SEONCS WEST ALONG SAID SOUTHWESTERLY LINE, A DISTANCE OF 250.95 FEET TO THE SOUTHWESTERLY LINE OF LOT 1 IN THE SAM’S CLUB RESUBDIVISION ACCORDING TO THE PLAT THEREOF RECORDED AUGUST 15, 2013 AS DOCUMENT 201300017101; THENCE SOUTH 65 DEGREES 19 MINUTES 34 SECONDS EAST ALONG SAID SOUTHWESTERLY LINE, A DISTANCE OF 233.75 FEET; THENCE SOUTH 24 DEGREES 40 MINUTES 26 SECONDS WEST ALONG A LINE PERPENDICULAR WITH THE LAST DESCRIBED COURSE, A DISTANCE OF 91.29 FEET TO THE POINT OF BEGINNING, ALL LYING IN THE VILLAGE OF MONTGOMERY, KENDALL COUNTY, ILLINOIS.

AND

LOTS 4 AND 8 IN OGDEN HILL SUBDIVISION, BEING A SUBDIVISION OF PART OF SECTION 2, TOWNSHIP 37 NORTH, RANGE 8, EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT THEREOF RECORDED MAY 25, 2007 AS DOCUMENT 200700016773, IN THE VILLAGE OF MONTGOMERY, KENDALL COUNTY, ILLINOIS, EXCEPTING THEREFROM THAT PART OF LOT 4 FALLING IN SAMS CLUB RESUBDIVISION RECORDED AUGUST 15, 2013 AS DOCUMENT NUMBER 201300017101 AND EXCEPTING THEREFROM THAT PART OF LOT 8 DESCRIBED AS FOLLOWS:

THAT PART OF LOT 8 IN OGDEN HILL SUBDIVISION, BEING A SUBDIVISION OF PART OF SECTION 2, TOWNSHIP 37 NORTH, RANGE 8 EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT THEREOF RECORDED MAY 25, 2007 AS DOCUMENT NUMBER 200700016773, MORE PARTICULARLY DESCRIBED AS FOLLOWS: BEGINNING AT THE SOUTHERLY MOST CORNER OF LOT 8, AT A POINT LYING ON THE NORTHERLY RIGHT-OF-WAY LINE OF U.S. ROUTE 34 PER A WARRANTY DEED RECORDED NOVEMBER 19, 2008 AS DOCUMENT 200800024843; THENCE NORTH 88 DEGREES 38 MINUTES 10 SECONDS WEST ALONG SAID

NORTHERLY RIGHT-OF-WAY LINE, A DISTANCE OF 156.39 FEET TO THE NORTHERLY RIGHT-OF-WAY LINE OF U.S. ROUTE 30 AS CONVEYED PER A WARRANTY DEED RECORDED NOVEMBER 19, 2008 AS DOCUMENT 200800024843; THENCE NORTH 65 DEGREES 19 MINUTES 34 SECONDS WEST ALONG SAID NORTHERLY RIGHT-OF-WAY LINE, A DISTANCE OF 18.09 FEET; THENCE NORTH 24 DEGREES 40 MINUTES 26 SECONDS EAST PERPENDICULAR TO THE LAST DESCRIBED COURSE, A DISTANCE OF 125.04 FEET TO THE NORTHEASTERLY LINE OF SAID LOT 8; THENCE SOUTH 43 DEGREES 59 MINUTES 34 SECONDS EAST ALONG SAID NORTHEASTERLY LINE, A DISTANCE OF 173.61 FEET TO THE POINT OF BEGINNING, ALL LYING IN THE VILLAGE OF MONTGOMERY, KENDALL COUNTY, ILLINOIS.

PROPERTY ADDRESS:

CORNER OF US ROUTE 30 AND US ROUTE 34, MONTGOMERY, ILLINOIS

PINS:     03-02-201-042

03-02-201-049

03-02-400-017